                                                            EXHIBIT NO. (C)(5)
================================================================================




                               CREDIT AGREEMENT


                                    BETWEEN


                                 DOLPHIN, INC.


                                      AND


                            EARTHLINK NETWORK, INC.
                                 AS BORROWERS,


                                      AND


                              SPRINT CORPORATION
                                   AS LENDER



                         DATED AS OF FEBRUARY 10, 1998





================================================================================

                                 TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
ARTICLEI I  DEFINITIONS................................................................2
      1.01. Definitions................................................................2

ARTICLE II THE CREDITS  11
      2.01. Advances...................................................................11
      2.02. Facility Termination Date..................................................11
      2.03. Minimum Amount of Each Advance............................................ 12
      2.04. Commitment Increases...................................................... 12
      2.05. Borrowing Notices for New Advances........................................ 12
      2.06. Rates Applicable After an Event of Default................................ 13
      2.07. Method of Payment......................................................... 13
      2.08. Notes..................................................................... 13
      2.09. Interest Rate; Interest Payment Dates; Interest and Fee Basis............. 13
      2.10. Waivers; Special Agreements of Borrowers.................................. 13

 ARTICLE III CONVERSION AND PREPAYMENT................................................ 14
      3.01. Conversion................................................................ 14
      3.02. No Impairment............................................................. 18
      3.03. Stock Transfer Taxes...................................................... 18
      3.04. No Fractional Shares: Certificate as to Adjustments....................... 19
      3.05. Notices of Record Date.................................................... 19
      3.06. Reservation of Securities Issuable upon Conversion........................ 19
      3.07. Prepayment................................................................ 20
      3.08. Mandatory Prepayments..................................................... 20
      3.09. Stockholder Rights Plan................................................... 20
      3.10. Tolling of Automatic Conversion and Other Time periods for HSR  Compliance 21

ARTICLE IV  ADVANCE CONDITIONS........................................................ 21

ARTICLE V   REPRESENTATIONS AND WARRANTIES............................................ 22
     5.01.  Organization, Standing and Power.......................................... 22
     5.02.  Subsidiaries and Joint Ventures........................................... 22
     5.03.  Authority; Noncontravention............................................... 23
     5.04.  Taxes..................................................................... 23
     5.05.  Compliance with Laws...................................................... 23
     5.06.  Environmental Matters..................................................... 24
     5.07.  Intellectual Property..................................................... 24
     5.08.  Certain Payments.......................................................... 25

ARTICLE VI COVENANTS.................................................................... 25
 6.01.    Financial Reporting........................................................... 25
 6.02.    Subsidiaries as Borrowers; Use of Proceeds.................................... 27
 6.03.    Notice of Default............................................................. 27
 6.04.    Conduct of Business; Merger, Sale of Assets, Etc.............................. 27
 6.05.    Taxes......................................................................... 28
 6.06.    Insurance..................................................................... 28
 6.07.    Compliance with Laws.......................................................... 28
 6.08.    Maintenance of Properties..................................................... 28
 6.09.    Inspection.................................................................... 28
 6.10.    Investments and Purchases..................................................... 28
 6.11.    Liens......................................................................... 29
 6.12.    Affiliates.................................................................... 30
 6.13.    Environmental Matters......................................................... 30
 6.14.    Change in Corporate Structure; Fiscal Year.................................... 30
 6.15.    Inconsistent Agreements....................................................... 31
 6.16.    Indebtedness.................................................................. 31
 6.17.    ERISA Compliance.............................................................. 31

 ARTICLE VII  EVENTS OF DEFAULT......................................................... 32
 7.01................................................................................... 32
 7.02................................................................................... 32
 7.03................................................................................... 32
 7.04................................................................................... 32
 7.05................................................................................... 33
 7.06................................................................................... 33
 7.07................................................................................... 33
 7.08................................................................................... 33
 7.09................................................................................... 33

ARTICLE VIII  ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES............................ 33

ARTICLE IX  SETOFF...................................................................... 34

ARTICLE X BENEFIT OF AGREEMENT; ASSIGNMENTS............................................. 35
 10.01.   Successors and Assigns........................................................ 35
 10.02.   Assignments by Sprint......................................................... 35
 10.03.   Dissemination of Information.................................................. 36

ARTICLE XI MISCELLANEOUS ............................................................... 36
 11.01.   Notices....................................................................... 36

11.02.  Entire Agreement............................................................... 37
11.03.  Waiver......................................................................... 37
11.04.  Governing Law.................................................................. 38
11.05.  Severability................................................................... 38
11.06.  Counterparts................................................................... 38
11.07.  Headings....................................................................... 38
11.08.  No Third-Party Beneficiaries................................................... 38
11.09.  Interpretation................................................................. 38
11.10.  Inclusion of Information in Schedules.......................................... 39
11.11.  Amendment...................................................................... 39
11.12.  Joint and Several Obligations of Borrowers..................................... 39
11.13.  Effectiveness of Agreement..................................................... 39
11.14.  Reliance on Investment Agreement............................................... 39
11.15.  Exclusive Jurisdiction and Consent to Service of Process....................... 39
11.16.  WAIVER OF JURY TRIAL........................................................... 41

                                                                            PAGE
                                                                            ----
EXHIBITS
--------

Exhibit A (Section 1)         Convertible Senior Promissory Note
Exhibit B (Section 6.1(d))    Compliance Certificate
Exhibit C ( Section 6.2(a))   Agreement to Add Borrower
Exhibit D (Section 10.2.1)    Assignment Agreement



SCHEDULES
---------

Schedule 6.10 - Investments
Schedule 6.11 - Liens
Schedule 6.12 - Certain Affiliate Agreements

                               CREDIT AGREEMENT


     THIS CREDIT AGREEMENT, dated as of February 10, 1998, is between Dolphin, Inc., a Delaware corporation ("Newco"), and EarthLink Network, Inc., a Delaware corporation (the "Company"), and Sprint Corporation, a Kansas corporation ("Sprint"), as lender.

     WHEREAS, the respective Boards of Directors of Sprint, the general partner of Sprint Communications L.P., a Delaware limited partnership ("Sprint L.P.") and the Company have determined to enter into a strategic relationship in the area of Internet access and related services and Sprint and Sprint L.P. will make investments in Newco and the Company in connection with the Merger (as defined below) of Newco Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Newco ("Newco Sub") and the Company in order to enhance the capabilities for growth and financial and strategic success;

     WHEREAS, Sprint, Sprint L.P., the Company, Newco and Newco Sub have entered into an Investment Agreement as of the date hereof (the "Investment Agreement") contemplating that strategic alliance and addressing the terms and conditions of such investment and related transactions;

     WHEREAS, Sprint proposes to make a tender offer (as it may be amended from time to time as permitted under the Investment Agreement, with the Company's consent if required thereby, the "Offer") to purchase 1,250,000 shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), for an aggregate cash consideration of $56,250,000 and at a price per share of Company Common Stock of $45 net to each seller in cash (such price, as may hereafter be changed, the "Offer Price"), upon the terms and subject to the conditions set forth in the Investment Agreement; and the Board of Directors of the Company has approved the Offer and the other transactions contemplated by the Investment Agreement and is recommending that the Company's stockholders who wish to receive cash for their shares of Company Common Stock accept the Offer;

     WHEREAS, immediately following the closing of the Offer, Sprint L.P. proposes to purchase 4,102,941 shares of Series A Convertible Preferred Stock, par value $.01 per share of Newco (the "Convertible Preferred Stock") in exchange for (i) an aggregate cash consideration of $23,750,000, (ii) the assignment to Newco of 100% of the Sprint Internet Passport Subscribers, and
(iii) entering into a network agreement whereby Newco and the Company will utilize Sprint's long-distance network under specified terms and conditions;

     WHEREAS, Sprint, Sprint L.P., the Company and Newco will enter into a marketing agreement whereby Newco and the Company will utilize the Sprint brand under specified terms and conditions and will, inter alia, have the right to use
                                               ----- ----
Sprint L.P. distribution channels under specified terms and conditions and agree to sell certain Sprint L.P. products;

     WHEREAS, Sprint shall provide Newco and the Company, as co-borrowers, with up to $25 million of Convertible Senior Debt financing (the "Convertible Debt Financing") on or after the Closing, with such amount to increase to up to $100 million over time, such indebtedness to be evidenced by one or more Notes;

     WHEREAS, the closing of the acquisition of the Convertible Preferred Stock and the other transactions referred to above other than the Offer shall take place concurrently with the merger of Newco Sub into the Company (the "Merger") and the conversion of each outstanding share of Company Common Stock into one share of Newco Common Stock, par value $.01 per share ("Newco Common Stock') pursuant to the Merger, in each case upon the terms and subject to the conditions set forth in the Investment Agreement and/or the Ancillary Agreements;

     WHEREAS, to induce Sprint and Sprint L.P. to enter into the Investment Agreement and the Ancillary Agreements, and to consummate the transactions contemplated thereby, (i) certain stockholders of the Company have entered into a Stockholders' Agreement with Sprint and Sprint L.P., and (ii) certain other stockholders have granted to Sprint agreements to vote and/or tender their shares of Company Common Stock in connection with the transactions contemplated by the Investment Agreement;

     WHEREAS, each Borrower hereunder recognizes and acknowledges that this Agreement, the Investment Agreement and the Ancillary Agreements, and the Advances made hereunder to such Borrower and to Affiliates of such Borrower, serve to benefit, directly or indirectly, such Borrower; and

     WHEREAS, Newco intends to make the credit facility provided for in this Agreement and Advances thereunder available to its Subsidiaries for working capital and other purposes permitted hereunder.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Investment Agreement and in the Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01.  Definitions.  Definitions as used in this Agreement:

     "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

     "Advance" means a borrowing hereunder.

     "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, as such Rule is in effect on the Closing Date.

     "Aggregate Available Commitment" means, at any time, the Aggregate Commitment at such time, minus the aggregate amount of all Advances.
                         -----

     "Aggregate Commitment" means the total amount which Sprint is obligated to advance under Section 2.04 below
              ------------

     "Agreement" means this Credit Agreement, as it may be amended, modified or restated and in effect from time to time.

     "Ancillary Agreements" is defined in Article VIII of the Investment Agreement.

     "Authorized Officer" means any of the chairman, chief executive officer or chief financial officer of the Borrowers, or any other officer of the Borrowers they or any of them designate to Sprint.

     "Average Market Price" means the average of the Closing Prices for the 30 Trading Days immediately preceding an Advance.

     "Bankruptcy Code" means Title 11, United States Code, sections 101 et seq.,
                                                                        -- ---
as the same may be amended from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.

     "Borrower" means each of Newco and the Company and any Subsidiary added as a "Borrower" under Section 6.02(a).
                   ---------------

     "Borrower Filed SEC Documents" is defined in Section 6.01.
                                                  ------------

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.05.
                                      ------------

     "Business Day" means with respect to any borrowing or payment, a day (other than a Saturday or Sunday) on which banks generally are open in Kansas City, Missouri for the conduct of substantially all of their commercial lending activities.

     "Business Combination" shall have the same meaning as given such term in the Governance Agreement.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

     "Closing" shall have the same meaning as given such term in the Investment Agreement.

     "Closing Price" per share of Common Stock on any date shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, if such shares of Common Stock are not listed or admitted to trading on such exchange, as reported on the NASDAQ National Market, or if not quoted on the NASDAQ National Market, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors. If the Common Stock is not publicly held or so listed or publicly traded, "Closing Price" shall mean the Fair Market Value per share as determined in good faith by the Board of Directors.

     "Code" means the Internal Revenue Code of 1986.

     "Common Stock" shall mean Newco's authorized Common Stock, $.01 par value, as constituted on the Closing Date, and any stock into which such Common Stock may thereafter be changed or reclassified, including, without limitation, any Surviving Entity Securities; provided, however, that if Common Stock is changed or reclassified into more than one class or series of equity securities, the term "Common Stock" shall refer to the class or series of such equity securities having the greatest general voting power in the election of directors of Newco as compared to the other classes or series of equity securities.

     "Company" has the meaning set forth in the recitals.

     "Condemnation" is defined in Section 7.08.
                                  ------------

     "Consolidated" or "consolidated", when used in connection with any calculation, means a calculation to be determined on a consolidated basis (as determined in accordance with GAAP) for Newco.

     "Consolidated Person" means, for the taxable year of reference, each Person which is a member of the affiliated group of which Newco is a member if consolidated returns are or shall be filed for such affiliated group for federal income tax purposes or any combined or unitary group of which Newco is a member for state income tax purposes.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any operating agreement or take-or-pay contract or application for a letter of credit.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Newco or any of its Subsidiaries and after giving effect to the transactions contemplated by the Investment Agreement and the Ancillary Agreements, are treated as a single employer under Section 414 of the Code.

     "Conversion Rights," "Conversion Notice," "Conversion Amount," and "Conversion Price" are defined in Section 3.01.
                                  ------------

     "Current Market Price" per share of Newco Common Stock on any date shall be deemed to be the Closing Price per share of Newco Common Stock on the Trading Day immediately prior to such date, except that "Current Market Price" for purposes of an adjustment resulting from a Spin-Off under Section 3.01(c)(v)
                                                           ------------------
shall mean the average Closing Price for the 20 Trading Days following the 10th Trading Day following the effective date of any Spin-Off, as defined in Section
                                                                        -------
3.01(c)(v).
----------

     "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

     "Encumbrance" means any charge, claim, community property interest, equitable interest lien, tax lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on transfer, receipt of income or exercise of any other attribute of ownership.

     "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental Law" means any Law that requires or relates to protection of human health or the Environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Event of Default" is defined in Article VII.

     "Facility Termination Date" is defined in Section 2.02.
                                               ------------

     "Fair Market Value" means the amount which a willing buyer would pay a willing seller in an arm's-length transaction.

     "Fiscal Quarter" means one of the four consecutive three-month accounting periods beginning on the first day of each Fiscal Year.

     "Fiscal Year" means the twelve-month accounting period ending on December 31 of each year.

     "Foreign Entity" means any Person that is not a resident of the United States or organized under the laws of the United States or any state thereof or any Person that has property equal to a Substantial Portion located outside the United States.

     "GAAP" means generally accepted accounting principles, consistently applied.

     "Governance Agreement" means the Governance Agreement, dated as of the date hereof, among Sprint, Sprint L.P., the Company and Newco.

     "Governmental Entity" means any federal, state, foreign or local government, any of its subdivisions, administrative agencies, authorities, commissions, boards or bureaus, any federal, state, foreign or local court or tribunal and any arbitrator.

     "Holder" is defined in Section 3.01.
                            ------------

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness" of a Person means such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations, and

(g) repurchase obligations or liabilities of such Person with respect to accounts receivable or notes receivable sold by such Person.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business), or contribution of capital by such Person to any other Person or any investment in, or purchase or other contribution of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person valued at historical cost.

     "Investment Agreement" is defined in the recitals hereof.

     "Knowledge" means the actual knowledge of any of the executive officers and directors of the Parties (except in respect of the Company, John W. Sidgmore) without any duty to inquire or attribution of knowledge from any other Person to the persons in such capacities.

     "Law" means any federal, state, local, municipal, foreign, international, multinational, or other judicial or administrative order, judgment, decree, constitution, law, ordinance, common law of California and Delaware, regulation, statute, or treaty.

     "Lien" means any lien, pledge, claim, security interest or Encumbrance whatsoever, mortgage, deed of trust, security interest (including any Capitalized Lease or other title retention agreement), charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant, lis pendens lien, claim of lien, adverse claim, restriction on attributes of ownership, or other Encumbrance affecting title.

     "Loan" means the aggregate of all Advances.

     "Loan Documents" means this Agreement, the Notes, and the other documents and agreements contemplated by this Agreement and executed by any Borrower in favor of Sprint in connection with this Agreement.

     "Margin Stock" has the meaning assigned to that term under Regulation G of the Board of Governors of the Federal Reserve.

     "Marketing Agreement" means the Marketing and Distribution Agreement, dated as of the date hereof, among Sprint L.P., Newco and the Company.

     "Material Adverse Effect" means any change or effect having a material adverse effect (or any development as to which there is a substantial likelihood, insofar as can be foreseen, would have such an effect) on the business, properties, assets, condition (financial or otherwise), or results of operations of Newco, the Company and their Subsidiaries taken as a whole.

     "Multiemployer Plan" means a Plan coming within Section 4001(a)(3) of ERISA.

     "Net Income" means, for any computation period, with respect to Newco on a consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period in accordance with GAAP.

     "Note" and "Notes" means one or more of the Convertible Senior Promissory Notes substantially in the form attached hereto as Exhibit A each evidencing an Advance (including any such Convertible Senior Promissory Notes issued in exchange or substitution).

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of a Borrower to Sprint or any indemnified party hereunder arising under any of the Loan Documents.

     "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority);

     "Party" and "Parties" shall mean individually a party to this Agreement and collectively all of the parties to this Agreement.

     "Payment Date" means the fifteenth day of each January, April, July and October and any other date on which any payment of principal and/or interest is due hereunder or under any Note.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

     "Person" means any natural person, corporation, limited liability company, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department, division or instrumentality of any of the foregoing.

     "Plan" means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which Newco or any member of the Controlled Group has any liability.

     "Prime Rate" means the interest rate from time to time on corporate loans at large U.S. money center commercial banks (as published from time to time in The Wall Street Journal under the caption "Money Rates - Prime Rates"). In the event that such rate is no longer published in The Wall Street Journal as contemplated by this definition, then the reference rate of interest or formula, identified in a written notice from Sprint to Newco, that is substantially similar to the reference rate contemplated by this definition shall be used.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Purchase" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Newco or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any other Person, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority in interest (by percentage or voting power) of the outstanding interests of any other Person.

     "Release" is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. (S) 9601 et seq.
                                                               -- ---

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, that a failure to meet the minimum
                                 --------
funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with Section 4043(a) of ERISA.

     "Returns" means all tax returns that must be filed with any federal, state or local taxing authority.

     "SEC" means the Securities and Exchange Commission of the United States Government.

     "Single Employer Plan" means a Plan subject to Title IV of ERISA, other than a Multiemployer Plan.

     "Sprint" means Sprint Corporation, a Kansas corporation and its successors and assigns.

     "Stockholders' Equity" means stockholders' equity of Newco determined in accordance with GAAP.

     "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

     "Substantial Portion" means, with respect to the Property of Newco and its Subsidiaries, Property which (a) represents more than 15% of the consolidated assets of Newco, as would be shown in the consolidated financial statements of Newco as at the end of the Fiscal Quarter next preceding the date on which such determination is made, or (b) is responsible for more than 15% of the consolidated net sales or of the Net Income of Newco for the 12-month period ending as of the end of the Fiscal Quarter next preceding the date of determination.

     "Surviving Entity" and "Surviving Entity Securities" are defined in Section
                                                                         -------
3.01(c)(iv) hereof.
----------

     "Tax" or "Taxes" means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental Entity (including interest and penalties thereon).

     "Termination Event" means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Newco or any other member of the Controlled Group from such Plan during a plan year in which Newco or any other member of the Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4066 of ERISA, (c) the termination of such Plan or the filing of a notice of intent to terminate such Plan under Section 4041 of ERISA, or (d) the institution by the PBGC of proceedings to terminate such Plan or the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

     "Threatened" means any demand or statement that has been made in writing that would lead a prudent person to conclude that a claim, proceeding, dispute, Action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     "Total Liabilities" means all liabilities of Newco, on a consolidated basis, reflected on a balance sheet prepared in accordance with GAAP, including all Indebtedness.

     "Trading Day" means a day on which the principal national securities exchange, NASDAQ or other securities market on which Newco Common Stock is listed or admitted to trading is open for the transaction of business or, if Newco Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "Unfunded Liability" means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Single Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan using PBGC actuarial assumptions for single employer plan terminations.

     Any capitalized terms appearing herein and not otherwise defined shall have the meaning ascribed to them in the Investment Agreement.


                                  ARTICLE II

                                  THE CREDITS

     SECTION 2.01. Advances. (a) From and after the Closing, but prior to the Facility Termination Date, Sprint agrees, on the terms and subject to the conditions set forth in this Agreement, to make Advances to the Borrowers from time to time in amounts not to exceed the Aggregate Available Commitment existing at such time. Although the Borrowers may obtain multiple Advances hereunder, this is not a revolving line of credit and Advances may not be repaid and re-advanced. Prepayment may only be made in accordance with Sections 3.07
                                                                -------------
and 3.08.
--------

     (b) The Borrowers, jointly and severally, agree that if at any time the outstanding balance of the Loan exceeds the Aggregate Commitment, the Borrowers shall repay immediately the then outstanding Loan balance in such amount as is necessary to eliminate such excess.

     (c) The Borrowers' obligation to pay the principal of, and interest on, each Advance shall be evidenced by a Note executed by the Borrowers in the principal amount equal to such Advance and dated the date of such Advance. Each Borrower's joint and several obligations as co-maker of each Note shall exist regardless of which Borrower actually receives the applicable Advance.

Each Advance shall mature, and the principal amount thereof and any unpaid accrued interest thereon shall be due and payable, on the 5/th/ anniversary of the Borrowing Date for such Advance (or as otherwise provided in the related Note or in Section 3.08).
           ------------

     SECTION 2.02. Facility Termination Date. The Facility Termination Date is the date after which Sprint is no longer obligated to make Advances hereunder and shall occur upon the first to occur of the following:

     (a)  The 5/th/ anniversary of the Closing;

     (b)  Acceleration by Sprint in accordance with the provisions of Article
          VIII;

     (c)  Consummation of a Business Combination; or

     (d) Termination of the Marketing Agreement other than a termination by Sprint under Section 24(b)(ii) thereof and other than a termination by the Company under Section 24(c), 24(d)(i) and 24(d)(ii) thereof.

Such termination of the credit facility shall not affect in any way Sprint's rights, including the Conversion Rights and rights to accelerate the Loans, under this Agreement and the Notes.

     SECTION 2.03. Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that any Advance may be in the amount of the
          --------  -------
Aggregate Available Commitment.

     SECTION 2.04. Commitment Increases. Sprint shall not be obligated to make any Advance prior to the Closing. From and after the Closing the "Aggregate Commitment" shall be $25,000,000 and shall be automatically increased by the following amounts on the following dates:

                                                     Aggregate
           Date                        Increase     Commitment
           ----                        --------     ----------
     1/st/ Anniversary of Closing     $25,000,000  $ 50,000,000
     2/nd/ Anniversary of Closing     $25,000,000  $ 75,000,000
     3/rd/ Anniversary of Closing     $25,000,000  $100,000,000

     SECTION 2.05. Borrowing Notices for New Advances. Newco shall give Sprint irrevocable notice containing the following information (a "Borrowing Notice")
                                                            ----------------
not later than 10:00 a.m. (Kansas City time) at least ten (10) Business Days and not more than twenty (20) Business Days before the proposed Borrowing Date of each Advance:

          (a) the proposed Borrowing Date, which shall be a Business Day, of such Advance;

          (b)  the aggregate amount of such Advance;

          (c) a statement to the effect that all of the representations and warranties of each Borrower contained herein are true and correct (i) as of the date referred to in any representation or warranty that addresses a matter as of a particular date and (ii) as to all other representations and warranties as of the date of such Borrowing Notice, unless in either the case of clause (i) or (ii), the inaccuracies under such representations and warranties would not, individually or in the aggregate, have a Material Adverse Effect; and

          (d) a description of any Default that exists as to which the proviso of clause (g) in Article IV may apply.

Subject to the terms hereof and subject to the satisfaction of the conditions set forth in Article IV, Sprint shall, not later than noon (Kansas City time) on
             ----------
each Borrowing Date, make available to Newco immediately available funds in the amount of the Advance requested to be made on such Borrowing Date.

     SECTION 2.06. Rates Applicable After an Event of Default. During the continuance of an Event of Default, Sprint may, at its option, by notice to the Borrowers (which notice may be revoked at the option of Sprint), declare that for the duration of time during which such Event of Default shall be continuing, the outstanding balance of the Loan shall bear a floating rate of interest equal to the Prime Rate, as in effect from time to time, plus five percent (5%) per annum calculated for actual days elapsed on the basis of a 360-day year.

     SECTION 2.07. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to Sprint pursuant to wire transfer instructions provided to the Borrowers by a duly authorized executive officer of Sprint, or absent such instructions, at Sprint's address specified pursuant to Section 11.01, on the
                                                        -------------
date when due. If the Borrowers shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Sprint, then the sum payable hereunder shall be increased so that, after making all required deductions, Sprint receives an amount equal to the sum it would have received had no such deduction been made, and the Borrowers, jointly and severally, shall indemnify Sprint for taxes, assessments and governmental charges imposed by any jurisdiction on account of amounts paid or payable pursuant to this sentence. Within 30 days after the date of any payment of any such amount withheld by either Borrower in respect of any payment to Sprint, such Borrower shall furnish to Sprint the original or certified copy of a receipt evidencing payment thereof.

     SECTION 2.08. Notes. Upon receipt of a Borrowing Notice, Sprint shall deliver to the Borrowers a Note for execution by the Borrowers; provided,
                                                                --------
however, that Sprint may refuse to deliver such Note if Sprint is not obligated
-------
to make an Advance hereunder.

     SECTION 2.09. Interest Rate; Interest Payment Dates; Interest and Fee Basis. Interest on principal shall be payable at a rate equal to six percent (6%) per annum, provided, however, such interest rate may be increased as provided in this Agreement under certain circumstances to a floating rate equal to five percent (5%) above the Prime Rate. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first Payment Date to occur after the Borrowing Date, on any date on which principal is prepaid, whether due to acceleration or otherwise, and at maturity. Interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Kansas City time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     SECTION 2.10. Waivers; Special Agreements of Borrowers. Each Borrower warrants to Sprint that it has adequate means to obtain from the other Borrower, on a continuing basis, information concerning the financial condition of such other Borrower, and that it is not relying on Sprint to provide such information, now or in the future. Each Borrower hereby waives any act or omission of Sprint (except acts or omissions in bad faith) that materially increases the scope of such

Borrower's risk, including negligent administration of the loan. As a condition of payment or performance by either Borrower, Sprint is not required to seek to enforce any remedies against the other Borrower or any other party liable to Sprint on account of the Obligations; nor is Sprint required to seek to enforce or resort to any remedies with respect to any Lien granted to Sprint by the other Borrower or any other party on account of the Obligations. This Agreement and the Notes shall remain fully enforceable against a Borrower irrespective of any defenses which the other Borrower may assert with respect to the Obligations, including failure of consideration, breach of warranty, fraud, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction and usury.


                                  ARTICLE III

                           CONVERSION AND PREPAYMENT

     SECTION 3.01. Conversion. Sprint or a permitted assignee (in either case, a "Holder") of a Note shall have conversion rights as follows (the "Conversion Rights"):

          (a)  Optional Conversion Rights and Automatic Conversion.

               (i) Each Note shall be convertible, in whole or in part, at the option of the Holder thereof, at any time, and from time to time, at the office of Newco into such number of validly issued, fully paid and nonassessable shares of Newco Common Stock, free and clear of all Liens of any kind or nature whatsoever, as is determined by dividing the outstanding principal balance of such Note at the time of such conversion, or the part thereof converted by the Holder, by the Conversion Price per share at the time in effect for such Note; provided, however, any such conversion shall be in the following minimum amounts ("Minimum Conversion Amounts"): (1) If the aggregate principal amount of the Notes outstanding at the time of such conversion is less than $5,000,000 then the Minimum Conversion Amount is such aggregate principal amount; or (2) If the aggregate principal amount of the Notes is more than $5,000,000, then the Minimum Conversion Amount is equal to $5,000,000 plus such multiples of $1,000,000 as the Holder may elect. The Conversion Price per share for each Note shall be an amount equal to 130% times the Average Market Price of the Newco Common Stock, calculated with reference to the related Borrowing Date, which amount shall be inserted in each Note at the time of its original issuance in the appropriate space identifying the Conversion Price of such Note, subject to adjustment as hereinafter provided. It is understood that the Conversion Price for each Note, if there is more than one Note, may be different. The Conversion Price for each Note shall be subject to adjustment, from time to time as set forth in Section 3.01(c).
                                       ---------------

               (ii) Upon conversion of all or part of the then outstanding principal balance of a Note, payment shall be made for all accrued but unpaid interest on that portion of such Note converted through the date of conversion.

          (b) Mechanics of Conversion. If the Holder of a Note desires to exercise such right of conversion, such Holder shall give written notice to Newco (the "Conversion Notice") of that Holder's election to convert a stated amount of the principal balance (the "Conversion Amount") into shares of Newco Common Stock, and surrender to Newco, at its principal office or at such other office or agency maintained by Newco for such purpose, the originally executed Note evidencing such Conversion Amount. The Conversion Notice shall also contain a statement of the name or names (with addresses) in which the certificate or certificates for Newco Common Stock shall be issued. Notwithstanding the foregoing, Newco shall not be required to issue any certificates to any person other than the Holder of the converted Note unless Newco has obtained reasonable assurance that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Securities Act of 1933, as amended (the "Act"), and all applicable state securities laws, including, if necessary in the reasonable judgment of Newco or its legal counsel, receipt of an opinion to such effect from counsel reasonably satisfactory to Newco. In no event would such opinion be required if the shares of Newco Common Stock could, upon conversion, be resold pursuant to Rule 144 or Rule 144A under the Act. Promptly as practicable, and in any event within five business days (subject to the last sentence of Section 3.01(c)(v)), after the receipt of the Conversion Notice and the surrender of the Note evidencing at least the Conversion Amount, Newco shall issue and deliver, or cause to be delivered, to the Holder of such Note or his nominee or nominees, (i) a certificate or certificates for the number of shares of Newco Common Stock issuable upon the conversion of such Conversion Amount and (ii) if the Conversion Amount is less than the total outstanding principal balance of the converted Note which is surrendered, a new Note, of like tenor, evidencing the remaining portion of the outstanding principal balance which is not converted. Such conversion shall be deemed to have been effected as of the close of business on the date Newco received the Conversion Notice and the originally executed Note representing at least the Conversion Amount, and the person or persons entitled to receive the shares of Newco Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Newco Common Stock as of the close of business on such date.

          (c)  Conversion Price Adjustments.

               (i) If Newco should at any time or from time to time after the date of the Advance evidenced by a Note fix a record date for the effectuation of a split or subdivision of the outstanding shares of Newco Common Stock or the determination of holders of Newco Common Stock entitled to receive a dividend or other distribution payable in additional shares of Newco Common Stock, then, as of such record date (or, if no record date is fixed, as of the close of business on the date on which the Board of Directors of Newco adopts the resolution relating to such dividend, distribution, split or subdivision), the Conversion Price for such Note shall be decreased to equal the product of the Conversion Price in effect immediately prior to such date for such Note multiplied by a fraction, the numerator of which shall be the number of shares of Newco Common Stock outstanding immediately prior thereto and the denominator of which shall be the number of shares of Newco Common Stock outstanding immediately thereafter.

               (ii) If the number of shares of Newco Common Stock outstanding at any time or from time to time after the date of the Advance evidenced by a Note is decreased by a combination of the outstanding shares of Newco Common Stock, then following such combination, the Conversion Price shall be increased to equal the product of the Conversion Price in effect immediately prior thereto for such Note multiplied by a fraction, the numerator of which shall be the number of shares of Newco Common Stock outstanding immediately prior thereto and the denominator of which shall be the number of shares of Newco Common Stock outstanding immediately thereafter. So long as any of the Notes are outstanding, Newco shall not combine any shares of Newco Common Stock unless it likewise combines all shares of Newco Common Stock.

               (iii) If Newco shall at any time and from time to time after the date of the Advance evidenced by a Note issue rights or warrants to all holders of the Newco Common Stock entitling such holders to subscribe for or purchase Newco Common Stock at a price per share less than the Current Market Price per share of the Newco Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then, and in each such case, the Conversion Price shall be adjusted so that the Holder of such Note shall be entitled to receive, upon the conversion thereof, the number of shares of Newco Common Stock determined by multiplying the number of shares of Newco Common Stock into which such Note was convertible on the day immediately prior to such record date by a fraction, (A) the numerator of which is the sum of (1) the number of shares of Newco Common Stock outstanding on such record date and (2) the number of additional shares of Newco Common Stock which such rights or warrant entitle holders of Common Stock to subscribe for or purchase ("Offered Shares"), and (B) the denominator of which is the sum of (1) the number of shares of Newco Common Stock outstanding on the record date and (2) a fraction, (x) the numerator of which is the product of the number of Offered Shares multiplied by the subscription or purchase price of the Offered Shares and (y) the denominator of which is the Current Market Price per share of Newco Common Stock on such record date. Such adjustment shall become effective immediately after such record date.

               (iv) If Newco shall be a party to any transaction, including any capital reorganization or reclassification of the Newco Common Stock (other than a transaction described in clauses (i), (ii) and (v) of this Section
                                                                     -------
          3.01(c)), or consolidation or merger of Newco, or the sale or
          --------
          conveyance of all or substantially all of its assets in which the previously outstanding shares of Newco Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which Newco is a party, exchanged, or would have been changed or exchanged as required by the Certificate of Incorporation if such Newco Common Stock were outstanding, for different securities of Newco or common stock or other securities of another company or interests in a non-corporate entity (such other company or non-corporate entity is referred to herein as the "Surviving Entity") or other property (including cash) or any combination of the foregoing, then, as a condition to the consummation of such transaction, lawful and adequate provision shall be made whereby each Holder of a Note shall thereafter have the right to receive, in lieu of the shares of Newco Common Stock immediately theretofore receivable with respect to the conversion of such Holder's Note, such shares of stock or securities (such stock and securities are referred to herein as the "Surviving Entity Securities") or assets as are issued or are payable with respect to or in exchange for the shares of Newco Common Stock which such Holder would have held had his Note been converted in full immediately prior to such transaction. In any such case, appropriate provisions shall be made with respect to the rights and interests of each Holder of a Note to the end that such conversion rights (including, without limitation, provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of Surviving Entity Securities or assets thereafter deliverable upon the exercise thereof.

               (v) If Newco shall at any time or from time to time after the date of an Advance declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of Newco or any of its Subsidiaries by way of dividend) on Newco Common Stock, other than (x) regular quarterly dividends payable in cash or extraordinary cash dividends in an aggregate amount not to exceed in any Fiscal Quarter an amount equal to 6.25% of the Net Income for the twelve-month period ending on the day immediately preceding the first day of such Fiscal Quarter, (y) shares of Newco Common Stock which are referred to in clause (i) of this Section
                                                                   -------
          3.01(c), or (z) rights or warrants which are referred to in clause
          ------
          (iii) of this Section 3.01(c), then, as a condition to the
                        --------------
          consummation of such dividend or distribution, the Conversion Price of each Note shall be adjusted so that the Holder of each Note shall be entitled to receive, upon the conversion of the Note, the number of shares of Common Stock determined by multiplying (1) the number of shares of Newco Common Stock into which such share was convertible on the day immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (2) a fraction, the numerator of which shall be the Current Market Price per share of Newco Common Stock as of the third Trading Day prior to such record date, and the denominator of which shall be such Current Market

          Price per share of Newco Common Stock less the Fair Market Value per share of Newco Common Stock (as determined in good faith by the Board of Directors of Newco, a certified resolution with respect to which shall be mailed to each Holder of a Note) of such dividend or distribution; provided, however, that in the event of a distribution
                        --------  -------
          of shares of capital stock of a Subsidiary of Newco (a "Spin-Off") made to holders of shares of Newco Common Stock, the numerator of such fraction shall be the sum of the Current Market Price per share of Newco Common Stock and the Current Market Price of the number of shares (or the fraction of a share) of capital stock of the Subsidiary which is distributed in such Spin-Off in respect of one share of Newco Common Stock and the denominator of which shall be the Current Market Price per share of Newco Common Stock. An adjustment made pursuant to this clause (v) shall be made upon the opening of business on the next Business Day following the date on which any such dividend or distribution is paid and shall be effective retroactively to such time immediately after the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or distribution; provided, however, if the proviso in the foregoing
                        --------  -------
          sentence applies, then such adjustment shall be made and be effective as of the 30th Trading Day after the effective date of such Spin-Off, and in the event all or part of this Note is converted after the record date for such Spin-Off but prior to the 30th Trading Day after the effective date of the Spin-Off, Newco will deliver to the holder of this Note in accordance with Section 3.01(b) that number of shares
                                          ---------------
          which would be issued prior to the appropriate adjustment, and issue the additional number of shares which would be issuable as a result of the applicable adjustment pursuant to this clause (v) within 35 Trading Days after the effective date of such Spin-Off.

     SECTION 3.02. No Impairment. Newco will not, by amendment of its Certificate of Incorporation, Bylaws or other organizational documents or through any reorganization, reclassification, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Newco but will at all times in good faith assist in the carrying out of all the provisions of Section
                                                                        -------
3.01 and in the taking of all such action as may be necessary or appropriate in
----
order to protect the Conversion Rights of each Holder of the Notes against impairment. Without limiting the foregoing, Newco will not effect any transaction described in this Section 3.02, the result of which is to adversely
                              ------------
affect any of the rights of holders of Newco Common Stock relative to the rights of holders of any other securities of Newco other than the Notes.

     SECTION 3.03. Stock Transfer Taxes. The issuance of stock certificates upon the conversion of a Note shall be made without charge to the Holder thereof for any tax in respect of such issuance. Newco shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares in any name other than that of the Holder of the applicable Note, and Newco shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to Newco the amount of such tax, if any.

     SECTION 3.04. No Fractional Shares: Certificate as to Adjustments. (a) No fractional shares shall be issued upon conversion of a Note, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

     (b) Upon the occurrence of each adjustment or readjustment of the Conversion Price of a Note pursuant to Section 3.01(c), Newco, at its expense,
                                       ---------------
shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder of each Note a certificate setting forth such adjustment or readjustment for such Holder's Note and showing in detail the facts upon which such adjustment or readjustment is based. Newco shall, upon the written request at any time by a Holder of a Note, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect for such Note, and (C) the number of shares of Newco Common Stock and the amount, if any, of other property which at the time would be received upon the total conversion of such Note.

     SECTION 3.05. Notices of Record Date. In the event of any taking by Newco of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock or any class of any other securities or property, or to receive any other right, Newco shall mail to each Holder of the Notes, at least ten (10) Business Days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right. Newco shall not issue rights or warrants described in Section 3.01(c)(iii), consummate any reorganization,
                         --------------------
reclassification, consolidation, merger or sale described in Section
                                                             -------
3.01(c)(iv), or dividend or distribution described in Section 3.01(c)(v), unless
-----------                                           ------------------
it provides each Holder of the Notes at least ten (10) Business Days advance notice thereof.

     SECTION 3.06. Reservation of Securities Issuable upon Conversion. Newco shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, free from any preemptive right or other obligation, such number of its shares of Newco Common Stock as shall from time to time be sufficient to effect the conversion of all of the outstanding principal balance of the Notes issued under this Agreement; and if at any time the number of authorized but unissued shares of Newco Common Stock shall not be sufficient to effect the conversion of all of the outstanding principal balance of the Notes issued under this Agreement, in addition to such other remedies as shall be available to the Holders of the Notes, Newco will take such corporate action as may be necessary to increase its authorized but unissued shares of Newco Common Stock to such number of shares as shall be sufficient for such purposes. Newco shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration, qualification or listing of the Newco Common Stock in order to enable Newco to lawfully issue and deliver to the Holders of the Notes such number of shares of its Newco Common Stock as shall from time to time be sufficient to effect the conversion of all of the outstanding principal balance of the Notes issued under this Agreement.

     SECTION 3.07. Prepayment. From and after the date which is 42 months after the Borrowing Date applicable to a Note, the Borrowers shall have the right to prepay such Note, upon not less than thirty (30) nor more than sixty (60) days' prior notice setting forth the amount (each prepayment shall be made in the minimum amount of $5,000,000 and in $1,000,000 increments over the minimum amount) that it wishes to prepay of such Note and the date of such prepayment ("Prepayment Notice"). In the event that the Borrowers prepay a Note in part, the Borrowers shall execute and deliver to Holder a new Note in a principal amount equal to the principal remaining outstanding. Delivery of a Prepayment Notice shall not affect Holder's right to convert any such Note, in whole or in part, prior to the date set for prepayment.

     SECTION 3.08. Mandatory Prepayments. (a) Newco or the Company shall, as the case may be, notify Sprint that it intends to enter into a Business Combination or that a Business Combination may occur at least thirty (30) days prior to consummation of such proposed Business Combination, setting forth in such notice all the material facts relating to the Business Combination. Prior to the consummation of such Business Combination, the Holders shall continue to have the right to convert the Notes as herein provided. From and after the consummation of such Business Combination and for a thirty (30) day period thereafter, the Holders shall have the right to require the Borrowers to prepay all principal and accrued interest on the Notes (calculating accrued interest to the date of such prepayment), plus an amount equal to 1% of the principal amount of such Notes. Such mandatory prepayment shall be made on or before the tenth day after notice is given by Sprint to the Borrowers demanding such prepayment.

     (b) In the event the Facility Termination Date occurs pursuant to Section 2.02(d), then each of the Notes outstanding hereunder shall be required to be prepaid, without the necessity of any notice or demand by Sprint or any Holder, on or before the first Business Day following the end of one year after such Facility Termination Date.

     (c)  The foregoing provisions of this Section 3.08 shall not affect in any
                                           ------------
way the obligation of the Borrowers to pay any Note on its maturity date if such maturity date is earlier than the required prepayment date.

     SECTION 3.09. Stockholder Rights Plan. Notwithstanding any other provision of this Agreement to the contrary, if Newco shall adopt a stockholders rights plan (sometimes known as a "poison pill" plan), and shall declare, order, pay or make a dividend or other distribution of rights thereunder with respect to the Newco Common Stock (whether or not separate from the Newco Common Stock), each Holder of a Note shall be entitled to receive from Newco, upon conversion of such Note into Newco Common Stock pursuant to Article III, all of the rights distributed under such plan (but without any limitation or restriction on the exercise of such rights) fully and to the same extent as if immediately prior to the earlier of such distribution or any record date therefor such Holder had converted all of such Holder's outstanding principal balance on the Notes into shares of

Newco Common Stock. The preceding sentence shall provide the exclusive protection under this Agreement to the Holders of the Notes (including adjustments that would otherwise be required by Section 3.01(c)) with respect to the subject matter of the immediately preceding sentence.

     SECTION 3.10. Tolling of Automatic Conversion and Other Time periods for HSR Compliance. Notwithstanding any other provision of this Agreement to the contrary, until such time as the filing and waiting period requirements of the HSR Act relating to the conversion of any of the Notes into Common Stock pursuant to Article III shall have been complied with, if any, and there shall be no action taken or instituted by the United States Department of Justice or the United States Federal Trade Commission to delay, enjoin or impose conditions on such conversion, and such waiting period applicable under the HSR Act shall have expired or received early termination: (i) the date for any prepayments pursuant to Section 3.07 or 3.08 shall be automatically extended for a period of
            --------------------
five (5) Business Days beyond the date of expiration or early termination of the waiting period of the HSR Act (as so extended, the "Extended Redemption Date") and each Holder of Notes shall be entitled to convert any or all of the outstanding principal balance of such Notes into Common Stock prior to the Extended Redemption Date; and (ii) each other date or event that would otherwise impair any right to convert the Notes into Common Stock or otherwise impair the rights of the Notes shall be tolled until the Extended Redemption Date. Any Holder of Notes who is required to comply with the filing and waiting period requirements of the HSR Act with respect to the conversion of any Notes shall use commercially reasonable efforts to cause such filing to be made as soon as practicable after such Holder has provided notice of its intention to convert such Notes and to diligently and in good faith pursue expiration or termination of the waiting period of the HSR Act, provided no conditions are imposed on Sprint.


                                  ARTICLE IV

                              ADVANCE CONDITIONS

     Sprint shall not be required to make a requested Advance, if on the proposed Borrowing Date for such Advance:

          (a) There is then outstanding any "Recommended Third Party Offer," as such term is defined in the Governance Agreement;

          (b) All representations and warranties of the Borrowers contained herein are not true and correct (i) as of the date referred to in any representation or warranty that addresses a matter as of a particular date and (ii) as to all other representations and warranties as of the date of such proposed Advance, unless, in either the case of clause (i) or (ii), the inaccuracy of such representations and warranties would not, individually or in the aggregate, have a Material Adverse Effect;

          (c) The Average Market Price of the Newco Common Stock is less than $13.00 (adjusted after the date hereof for any stock split, stock dividend or other subdivision or combination of the Newco Common Stock);

          (d) A Borrowing Notice shall not have been properly submitted with respect to such Advance;

          (e) A duly executed Note representing the Advance has not been received by Sprint;

          (f)  The Facility Termination Date shall have occurred; or

          (g) A Default or Event of Default has occurred and is continuing or will exist as a result of the requested Advance; provided, however, this clause (g) shall not apply to any Default, the facts of which have been specifically disclosed to Sprint in the Borrowing Notice for such Advance and as to which Sprint has, within five (5) Business Days after Sprint's receipt of the Borrowing Notice, neither advised the Borrowers of its intent to declare an Event of Default nor, advised the Borrowers that it intends to exercise its rights in this clause (g) and not make the requested Advance (as is Sprint's right, exercising such right in its sole discretion).

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrowers that the conditions contained in this Article IV have been satisfied. Sprint may require a duly completed compliance certificate (dated the Borrowing Date) in substantially the form of Exhibit B hereto as a condition to making an Advance.
---------


                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

     SECTION 5.01. Organization, Standing and Power. Each of the Borrowers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Borrowers is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

     SECTION 5.02. Subsidiaries and Joint Ventures. No Borrower has any Subsidiary that is not also a Borrower hereunder or has the right to acquire an equity interest in any corporation, partnership, limited liability company, joint venture, business trust or any other entity, except to the extent any such interest may be acquired under
Section 6.10 hereof.
------------

     SECTION 5.03. Authority; Noncontravention. Each Borrower has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder and under the Loan Documents and the same have been duly authorized by all necessary corporate action on the part of such Borrower, and assuming this Agreement constitutes the valid and binding agreement of Sprint, constitute valid and binding obligations of such Borrower enforceable against such Borrower, in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law. The execution and delivery of this Agreement by each Borrower did not, and the consummation of the transactions contemplated by this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss by such Borrower of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Borrower under, (i) the certificate of incorporation or bylaws of such Borrower, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit or license applicable to such Borrower or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any law applicable to such Borrower or its respective properties or assets, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect, (y) materially impair the ability of such Borrower to perform its obligations under this Agreement or
(z) prevent the consummation of any of the transactions contemplated by this Agreement.

     SECTION 5.04. Taxes. Except as set forth on Schedule 5.04, each Borrower has timely filed all Returns and reports required to be filed by it, except where failure to timely file would not have a Material Adverse Effect. All such Returns and reports are complete and accurate except where the failure to be complete or accurate would not have a Material Adverse Effect. Each Borrower has paid or has set up an adequate reserve for the payment of all Taxes shown as due on such Returns except where the failure to do so would not have a Material Adverse Effect. Except as set forth on Schedule 5.04, no deficiencies for any Taxes have been asserted, proposed or assessed against any Borrower that have not been paid or otherwise settled or reserved against, except for deficiencies the assertion, proposing or assessment of which would not have a Material Adverse Effect, and no requests for waivers of the time to assess any such taxes are pending. There are no material Liens for Taxes (other than for current taxes not yet due and payable) on the assets of any Borrower.

     SECTION 5.05. Compliance with Laws. Each Borrower has in effect all permits from approvals, authorizations, certificates, filings, franchises, licenses, notices, permits, variances, exemptions, orders and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has not occurred any default under any Permit, except for the absence of Permits and for defaults under Permits that, individually or in the aggregate, have not had a Material Adverse Effect. Except as disclosed in the Borrower Filed SEC Documents, such Borrower is in compliance with all applicable Law, except where failures to so comply, individually or in the aggregate, would not have a Material Adverse Effect.

     SECTION 5.06. Environmental Matters. Each Borrower is and at all times has been in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law (which compliance includes the possession by such Borrower of all Permits required under applicable Environmental Law and compliance with the terms and conditions thereof), except for such failure to be in compliance which, individually or in the aggregate, would not have a Material Adverse Effect. There are no pending or, to the Knowledge of any Borrower, Threatened claims, orders, notices, administrative or judicial actions, or Encumbrances, relating to environmental, health, and safety liabilities arising under or pursuant to any federal, state or local Environmental Laws, with respect to or affecting any of the properties and assets (whether real, personal, or mixed) in which such Borrower has an interest, except for any such claim, order, notice, administrative or judicial action, Encumbrance or other restriction that would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 5.07. Intellectual Property. Each Borrower owns sufficient right, title and interest in and to, or has valid licenses of sufficient scope and duration for, all patents, patent rights, copyrights, trademarks, service marks, trade names, software, trade secrets, confidential information and other intellectual property material to the operation of the business of such Borrower as currently conducted or proposed to be conducted (the "Intellectual Property Assets") and as proposed to be conducted. The Intellectual Property Assets are free and clear of all Liens which would materially impair such Borrower's ability to use the Intellectual Property Assets in the business of such Borrower as currently conducted or proposed to be conducted. No Borrower has granted any third party any rights in and to the Intellectual Property Assets except for distribution rights, OEM rights, end user licenses and rights to reproduce certain of the Intellectual Property Assets in the Ordinary Course of Business in connection with the marketing and distribution of such Borrower's product and service offerings, and which individually and in the aggregate would not have a Material Adverse Effect. Except as set forth on Schedule 5.8, no Intellectual Property Assets of any Borrower infringes, or conflicts with, or to the Knowledge of any Borrower, is alleged to infringe upon or conflict with the intellectual property rights of any third party. No Borrower has Knowledge that any of its employees performing or managing key functions of such Borrower is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of such Borrower or that would conflict with such Borrower's business as proposed to be conducted. To the Knowledge of any Borrower, neither the execution nor delivery of this Agreement, nor the carrying on of any Borrower's business by the employees of such Borrower, nor the conduct of the business of any Borrower as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated, which conflict or breach would have a Material Adverse Effect. No Borrower utilizes or intends to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by such Borrower.

     SECTION 5.08. Certain Payments. No Borrower, or any of the directors, officers, agents, or employees of any Borrower, or to the Knowledge of any Borrower, any other Person associated with or acting for or on behalf of any Borrower, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of a Borrower or any Affiliate of a Borrower, (b) established or maintained any fund or asset that has not been appropriately recorded in the books and records of the Borrower, which in the case of either clause (a) or (b) would be in violation of Law or would have a Material Adverse Effect.


                                  ARTICLE VI

                                   COVENANTS

     So long as any Note remains unpaid, unless Sprint shall otherwise consent in writing:

     SECTION 6.01. Financial Reporting. Newco will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to Sprint:

          (a) Within five (5) days after its filing with the SEC, and in any event within 120 days after the close of each Fiscal Year, an unqualified audit report certified by independent certified public accountants (which shall be a "Big Six" accounting firm, or another nationally recognized accounting firm), prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants), including balance sheets as of the end of such period and related statements of income and cash flows, accompanied by (i) any management letter prepared by said accountants, (ii) a certificate of said accountants that, in the course of the examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Event of Default, or if, in the opinion of such accountants, any Default or Event of Default shall exist, stating the nature and status thereof, and (iii) a letter from said accountants addressed to Sprint acknowledging that Sprint is extending credit in primary reliance on such financial statements and authorizing such reliance. Newco hereby authorizes Sprint to communicate directly with such accountants following the occurrence of a Default or Event of Default.

          (b) Within five (5) days after its filing with the SEC, and in any event within 65 days after the close of the first three Fiscal Quarters of each Fiscal Year, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating statements of income and cash flows for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter, all certified by its chief financial officer to have been prepared in accordance with GAAP (other than the absence of notes to financial statements and subject to normal recurring year-end audit adjustments).

          (c) As soon as available, but in any event not later than 15 days before the end of each Fiscal Year, beginning with Fiscal Year 1998, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of Newco and its Subsidiaries for the next Fiscal Year.

          (d)  Together with the financial statements required by clauses (a)
                                                                  -----------
     and (b) above, a compliance certificate in substantially the form of
         ---
     Exhibit B hereto signed by its chief financial officer showing the
     ---------
     calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists and no Business Combination has occurred, or if any Default or Event of Default exists, stating the nature and status thereof.

          (e) Within 270 days after the close of each Fiscal Year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified by an actuary enrolled under ERISA.

          (f) As soon as possible and in any event within ten (10) days after Newco knows that any event has occurred which is a Termination Event with respect to any Plan which is subject to Title IV of ERISA, a statement, signed by the chief financial officer of Newco, describing said Termination Event and any action which Newco proposes to take with respect thereto.

          (g) As soon as possible and in any event within ten (10) days after receipt by Newco, a copy of (i) any notice, claim, complaint or order to the effect that Newco or any of its Subsidiaries is or may be liable to any Person as a result of the release by Newco, any of its Subsidiaries, or any other Person of any Hazardous Materials into the environment or requiring that action be taken by Newco to respond to or clean up a Release of Hazardous Materials into the environment, and (ii) any notice, complaint or citation alleging any violation of any environmental law or environmental permit by Newco or any of its Subsidiaries. Within ten (10) days after Newco or any Subsidiary having Knowledge of the proposal, enactment or promulgation of any environmental law which would have a Material Adverse Effect, Newco shall provide Sprint with written notice thereof.

          (h) Promptly upon the furnishing thereof to the stockholders of Newco, copies of all financial statements, reports and proxy statements so furnished.

          (i) Promptly, and in any event within five (5) days after the filing thereof, copies of any reports which Newco or any of its Subsidiaries files with the SEC.

          (j) Promptly, and in any event within ten (10) days after learning thereof, notification of (i) any tax assessment, demand, notice of proposed deficiency or notice of deficiency received by Newco or any other Consolidated Person or (ii) the filing of any tax Lien or commencement of any judicial proceeding by or against any such Consolidated Person, if any such assessment, demand, notice, Lien or judicial proceeding relates to tax liabilities in excess of $1,000,000.

          (k) Such other information (including non-financial information) as Sprint may from time to time reasonably request.

Each Borrower shall file, on a timely basis, all reports, schedules, forms, statements and other documents that are required to be filed with the SEC ("Borrower Filed SEC Documents"). As of their respective dates, the Borrower Filed SEC Documents will comply in all material respects with the requirements of the Securities Act of 1933 or the Securities and Exchange Act of 1934, as the case may be, applicable to such Borrower Filed SEC Documents, and none of the Borrower Filed SEC Documents will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 6.02. Subsidiaries as Borrowers; Use of Proceeds. (a) Prior to or simultaneously with any Person (other than a Foreign Entity), becoming a Subsidiary of a Borrower the Borrower agrees to cause such Person to enter into an agreement with Sprint pursuant to which such Person shall be added as a party hereto and a "Borrower" hereunder, such agreement to be substantially in the form of Exhibit B hereto.

     (b) The Borrowers will use the proceeds of the Advances to meet the working capital needs of the Borrowers. No Borrower will use any of the proceeds of the Advances to purchase or carry any Margin Stock.

     SECTION 6.03. Notice of Default. The Borrowers will give prompt notice in writing to Sprint of the occurrence of any Default or Event of Default and of any other development relating to any Borrower, financial or other, which would have a Material Adverse Effect.

     SECTION 6.04. Conduct of Business; Merger, Sale of Assets, Etc. (a) Each Borrower will carry on and conduct its business in generally the same manner and in generally the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and, except where the failure to do so would not have a Material Adverse Effect, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     (b) No Borrower shall sell, transfer, lease or otherwise dispose of any of its Property which, when taken together with all other Property of the Borrowers disposed of during the twelve month period ending with the month in which such disposition occurs, constitutes a Substantial Portion.

     SECTION 6.05. Taxes. Each Borrower will timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being diligently contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

     SECTION 6.06. Insurance. Each Borrower will maintain with financially sound and reputable insurance companies insurance on all its Property in such amounts and covering such risks as is consistent with sound business practice, and Newco will furnish to Sprint upon request full information as to the insurance carried.

     SECTION 6.07. Compliance with Laws. Each Borrower will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which would have a Material Adverse Effect.

     SECTION 6.08. Maintenance of Properties. Each Borrower will do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

     SECTION 6.09. Inspection. Each Borrower will permit Sprint, by its representatives and agents, to inspect any of the Property, corporate books and financial records of each Borrower, to examine and make copies of the books of accounts and other financial records of each Borrower, and to discuss the affairs, finances and accounts of each Borrower with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as Sprint may designate; provided, that if a Default has occurred and is
                      --------
continuing, each Borrower shall permit Sprint or its representatives and agents, to exercise the inspection rights set forth above during normal business hours without limitation, whether by reason of a Borrower's claims of inconvenience, interruption of business operations or otherwise, so long as no Default has occurred and is continuing, no such action shall unreasonably and in a material fashion interfere with the normal business operations of a Borrower. Each Borrower will keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its business and financial transactions, such entries to be made in accordance with GAAP.

     SECTION 6.10. Investments and Purchases. No Borrower will make or suffer to exist any Investments or commitments therefor, or become or remain a partner in any partnership or joint venture, or make any Purchase of any Person, except:

          (a) Obligations that have a term of one year or less or are fully guaranteed by the United States of America;

          (b) Commercial paper rated A-l or better by Standard and Poor's Rating Group or P-l or better by Moody's Investors Service, Inc.;

          (c) Demand deposit accounts maintained in the ordinary course of business;

          (d) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

          (e) Repurchase agreements issued by any commercial bank or trust company organized under the laws of the United States or any state thereof having capital and surplus in excess of $100,000,000 and whose commercial paper (or that of its parent corporation) is rated A-1 or better by Standard & Poor's Ratings Group or P-1 or better by Moody's Investors Service, Inc.;

          (f)  Investments in existence on the date hereof and described in
     Schedule 6.10 hereto; and
     -------------

          (g)  Subject to Section 6.10(h) hereof, Investments in Borrowers; and
                          ---------------

          (h) Any other Investment which, when aggregated with all other Investments made under this clause (h), does not exceed $20,000,000, provided that no more than $5,000,000 of such Investments in the aggregate shall be made in one or more Foreign Entities.

     SECTION 6.11. Liens. No Borrower will create, incur, or suffer to exist any Lien in, of or on the Property of such Borrower, except:

          (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (b) Liens imposed by law, such as landlords', carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

          (d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way adversely affect the marketability of the same or interfere with the use thereof in the business of any Borrower;

          (e) Capitalized Leases, whether currently existing or hereafter created, under which the Capitalized Lease Obligations do not exceed in the aggregate (i) $56,250,000 in 1998, (ii) $90,000,000 in 1999, (iii)
     $100,000,000 in 2000, and (iv) $150,000,000 thereafter; and

          (f) All other Liens securing Indebtedness (other than Capitalized Lease Obligations) which does not exceed in the aggregate (i) $30,000,000 in 1998, (ii) $45,000,000 in 1999, (iii) $60,000,000 in 2000, and (iv)
     $90,000,000 thereafter.

     SECTION 6.12. Affiliates. No Borrower shall enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any other Affiliate (other than another Borrower) except (a) pursuant to the agreements described in the Prospectus included in Newco's registration statement declared effective by the SEC on January 22, 1997, (b) where expressly permitted, or (c) in the Ordinary Course of Business and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arms-length transaction.

     SECTION 6.13. Environmental Matters. Each Borrower shall (a) at all times materially comply with all applicable Environmental Laws and (b) take any and all remedial actions as are required by Environmental Laws in response to the Release of any Hazardous Materials on, under or about any real property owned, leased or operated by such Borrower. In the event that a Borrower undertakes any remedial action with respect to any Hazardous Material on, under or about any real property, such Borrower shall conduct and complete such remedial action in compliance with all applicable Environmental Laws, except when such Borrower's liability for such Release of any Hazardous Material is being contested in good faith by such Borrower and appropriate reserves therefor have been established. If Sprint at any time has a reasonable basis to believe that there may be a material violation of any Environmental Law by any Borrower, a Release of a material amount of Hazardous Materials on any real property owned, leased or operated by a Borrower or a Release of a material amount of Hazardous Materials from such real property onto real property adjacent to such real property, then the Borrowers shall, upon the request of Sprint, provide Sprint with all such reports, certificates, engineering studies and other written material or data relating thereto as Sprint may reasonably require which shall be maintained as confidential by Sprint to the fullest extent authorized by law.

     SECTION 6.14. Change in Corporate Structure; Fiscal Year. No Borrower shall (a) permit any amendment or modification to be made to its certificate of incorporation or bylaws which is adverse to the interests of Sprint or (b) subject to Sprint's consent (which consent shall not be unreasonably withheld), change its Fiscal Year to end on any date other than December 31 of each year.

     SECTION 6.15. Inconsistent Agreements. No Borrower shall enter into any indenture, agreement, instrument or other arrangement which contains any provision which would be violated or breached by the making of Advances or by the performance by any Borrower of any of such Borrower's obligations under any Loan Document, the Investment Agreement or any Ancillary Agreement.

     SECTION 6.16. Indebtedness. Newco shall not permit its consolidated Indebtedness as of any date during a Fiscal Year identified below (including the aggregate of Capitalized Lease Obligations and other Indebtedness secured by Liens limited by Section 6.11(e) and (f)) to exceed the greater of (a) the amount listed below opposite such Fiscal Year and (b) four and one-half (4 1/2) times EBITDA for the latest period of four (4) fiscal quarters ended prior to the date of determination:

               DURING FISCAL YEAR       AMOUNT
               ------------------       ------
                    1998             $ 75,000,000
                    1999              150,000,000
                    2000              200,000,000
               2001 and beyond        300,000,000

As used herein, "EBITDA" means Net Income for a specified period, plus the sum of the amounts equal to the interest expense, the provision for taxes based on income and the depreciation and amortization expense deducted in determining such Net Income.

     SECTION 6.17. ERISA Compliance. With respect to any Plan, no Borrower shall:

          (a) engage in any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the IRC) for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the IRC in excess of $1,000,000 is imposed;

          (b) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) in excess of $1,000,000, whether or not waived, or permit any Unfunded Liability in excess of $1,000,000, to exist for more than 30 days after learning thereof;

          (c) permit the occurrence of any Termination Event which results in a liability to a Borrower or any other member of the Controlled Group in excess of $1,000,000;

          (d) fail to make any contribution or payment to any Multiemployer Plan which either Borrower or any other member of the Controlled Group is required to make under any agreement relating to such Multiemployer Plan or Title IV of ERISA which results in a liability in excess of $1,000,000; or

          (e) permit the establishment or amendment of any Plan or fail to comply with the applicable provisions of ERISA and the IRC with respect to any Plan which would result in liability to a Borrower or any other member of the Controlled Group which, individually or in the aggregate, would have a Material Adverse Effect.


                                  ARTICLE VII

                               EVENTS OF DEFAULT

     The occurrence of any one or more of the following events shall constitute an Event of Default:

     SECTION 7.01. Any representations or warranties of the Borrowers made or deemed made by or on behalf of a Borrower to Sprint under or in connection with this Agreement, or in any certificate or information delivered in connection with this Agreement or any other Loan Document are not true and correct (i) as of the date referred to in such representations or warranties that addresses a matter as of a particular date and (ii) as to all other representations and warranties as of the date of such representation or warranty, except in either the case of clause (i) or (ii), if the inaccuracy of such representations and warranties would not in the aggregate have a Material Adverse Effect.

     SECTION 7.02. Nonpayment of (a) principal of any Note within fourteen (14) days after the same becomes due, or (b) interest upon a Note or obligations under any of the Loan Documents within fourteen (14) days after the same becomes due.

     SECTION 7.03. The breach by a Borrower of any of the terms or provisions of Sections 6.02, 6.14, 6.15 or 6.16.
   -------------  ----  ----    ----

     SECTION 7.04. The breach by a Borrower (other than a breach which constitutes a Default under Section 7.01, 7.02 or 7.03) of any of the terms or
                            ------------  ----    ----
provisions of this Agreement, Sections 5.07 or 5.08 of the Investment Agreement, or Articles II, III or IV of the Governance Agreement, or any material breach by a Borrower of any terms or provisions of the Registration Rights Agreement (as defined in the Investment Agreement), in any such case, which is not remedied within forty-five (45) days after written notice to Newco from Sprint; provided, however, such forty-five (45) day period shall be reduced to a fifteen (15) day period for any breach under Section 6.10 or Section 6.12.
                            ------------    ------------

     SECTION 7.05. The default by a Borrower in the performance of any term, provision or condition contained in any agreement or agreements under which any Indebtedness aggregating in excess of $5,000,000 was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of a Borrower shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

     SECTION 7.06. A Borrower shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect,
(b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.06, (f) fail to contest in good
                                    ------------
faith any appointment or proceeding described in Section 7.07 or (g) become
                                                 ------------
unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due.

     SECTION 7.07. Without the application, approval or consent of a Borrower, a receiver, trustee, examiner, liquidator or similar official shall be appointed for a Borrower or any Substantial Portion of its Property, or a proceeding described in Section 7.06(d) shall be instituted against a Borrower, and such
             ---------------
appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

     SECTION 7.08. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of a Borrower which, when
 ------------
taken together with all other Property of the Borrowers so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

     SECTION 7.09. A Borrower shall fail within thirty (30) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an aggregate amount in excess of $1,000,000, which are not stayed on appeal or otherwise being appropriately contested in good faith.


                                 ARTICLE VIII

                ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     If any Event of Default described in Section 7.06 or 7.07 occurs with
                                          ------------    ----
respect to a Borrower, the obligations of Sprint to make Advances hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of Sprint. If any other Event of Default occurs, Sprint may terminate or suspend the obligations of Sprint to make Advances hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each of the Borrowers hereby expressly waives.

     Within ten (10) Business Days after acceleration of the maturity of the Obligations or termination of the obligations of Sprint to make Advances hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.06 or 7.07 with respect to a Borrower) and before any
                ------------    ----
judgment or decree for the payment of the Obligations due shall have been obtained or entered, Sprint may (in its sole discretion), by notice to the Borrowers, rescind and annul such acceleration and/or termination.


                                  ARTICLE IX

                                    SETOFF

     In addition to, and without limitation of, any rights of Sprint under applicable law, if any Default or Event of Default or Business Combination occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by Sprint or any Affiliate of Sprint to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations owing to Sprint or such Affiliate of Sprint, whether or not the Obligations, or any part hereof, shall then be due or have matured; provided, however, the foregoing shall not apply to any Business Combination unless at least ten days prior to such offset or applications, Sprint has given notice to the Borrowers that a prepayment is being required under Section 3.08(a).

                                   ARTICLE X

                       BENEFIT OF AGREEMENT; ASSIGNMENTS

     SECTION 10.01. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and Sprint and their respective successors and assigns, except that (a) the Borrowers shall not have the right to assign any rights or obligations under the Loan Documents, and (b) any assignment by Sprint must be made in compliance with
Section 10.02.  Any assignee or transferee of any Note agrees by acceptance
-------------
thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of the Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any note or notes issued in exchange therefor.

     SECTION 10.02.  Assignments by Sprint.

          10.02.1.   Assignments of this Agreement and the Obligations
                     -------------------------------------------------
Thereunder.  An Assignment or transfer of this Agreement may be made without the
----------
prior consent of the Borrowers (i) by Sprint to any of its Affiliates, provided that any such assignment or transfer to such Affiliate shall not release Sprint from the obligations of Sprint under this Agreement, or (ii) pursuant to any merger or sale of substantially all of the assets or stock of Sprint or such Affiliates (or any transaction having such effect) that is pursuant to an agreement entered into after the Closing Date and pursuant to which in the case of a purchase of substantially all of the assets or stock of Sprint or such Affiliates, the party purchasing such assets or stock of Sprint or such Affiliates assumes the obligations of Sprint under this Agreement.

          10.02.2.   Transfers of the Notes.  Sprint may in accordance with
                     ----------------------
applicable law and without the prior consent of the Borrowers, at any time, transfer and assign all or part of the Notes to one or more Persons ("Transferees"). In the case of such an assignment or transfer, Sprint shall surrender the Notes subject to such assignment to the Borrowers prior to the transfer and assignment being effective and the Borrowers shall, simultaneously with such surrender, reissue and deliver new Notes in the same aggregate outstanding principal amount as the surrendered Note in the name of such holders as requested by Sprint. On or after the effective date of such transfer and assignment, (a) each such Transferee shall acquire all of the rights of Sprint in the Notes assigned to such Transferee, and (b) Sprint shall remain subject to the Aggregate Commitment and Loans.

          10.02.3.   Administration.  As a condition to any transfer or
                     --------------
assignment of the Notes pursuant to Section 10.02.2, each Transferee shall appoint Sprint (or any other Person to whom this Agreement has been assigned in accordance with Section 10.02.1 or with the consent of the Borrowers) (the "Agent") to act as agent of such Transferee, provided that the Agent shall not have a fiduciary relationship in respect of the Borrowers or any Transferee of the Notes. The Agent shall exclusively exercise such powers under this Agreement as are specifically delegated to Sprint by the terms hereof, including the right to receive notices, requests, waivers, instructions, information regarding the Borrowers, consents and other documents which the Borrowers may be required to deliver pursuant to this Agreement. The Agent shall have no implied duties to the Transferees, or any obligation to the Transferees to take any action thereunder.

     SECTION 10.03. Dissemination of Information. Each Borrower authorizes Sprint to disclose to any Person to whom this Agreement is being assigned pursuant to Section 10.02.1 or Transferees under Section 10.02.2 any and all information in Sprint's possession concerning the creditworthiness of the Borrowers, subject however, to Sprint obtaining an appropriate confidentiality agreement respecting such information.


                                  ARTICLE XI

                                 MISCELLANEOUS

     SECTION 11.01. Notices. Unless otherwise provided herein, any notice, request, waiver, instruction, consent or document or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (a) delivered by hand or sent by certified mail, return receipt requested, (b) if sent by a nationally-recognized overnight delivery service with delivery confirmed, or (c) if telexed or telecopied, with receipt confirmed as follows:

          The Borrowers:                3100 New York Drive
                                        Pasadena, California 91107
                                        Attn: President and CEO
                                        Telecopy No.: (626) 296-4161

          with a copy to:               Hunton & Williams
                                        NationsBank Plaza, Suite 4100
                                        600 Peachtree Street, N.E.
                                        Atlanta, Georgia  30308-2216
                                        Attn: Scott M. Hobby, Esq.
                                        Telecopy No.: (404) 888-4190

          Sprint:                       Sprint Corporation
                                        2330 Shawnee Mission Parkway
                                        Westwood, Kansas 66205
                                        Attn: Chief Financial Officer
                                        Telecopy No.: (913) 624-8426

          with a copy to:               Sprint Corporation
                                        2330 Shawnee Mission Parkway
                                        Westwood, Kansas 66205
                                        Attn: Senior Vice President and
                                              Treasurer

                                        Telecopy No.: (913) 624-8426

          with additional copies to:    Sprint Corporation
                                        2330 Shawnee Mission Parkway
                                        Westwood, Kansas 66205
                                        Attn: Vice President and Assistant
                                              Treasurer
                                        Telecopy No.: (913) 624-8252

                                        Sprint Corporation
                                        2330 Shawnee Mission Parkway
                                        Westwood, Kansas 66205
                                        Attn: Corporate Secretary
                                        Telecopy No.: (913) 624-8233

The Parties shall promptly notify each other of any change in their respective addresses or facsimile numbers or of the Person or office to receive notices, requests or other communications under this Section 11.01. Notice shall be
                                            -------------
deemed to have been given as of the date when so personally delivered, when actually delivered by the U.S. Postal Service at the proper address, the next day when delivered during business hours to an overnight delivery service properly addressed or when receipt of a telex or telecopy is confirmed, as the case may be, unless the sending party has actual Knowledge that such notice was not received by the intended recipient.

     SECTION 11.02. Entire Agreement. This Agreement together with all Schedules and Exhibits hereto, embody the entire agreement and understanding of the Parties in respect to the matters contemplated hereby and supersedes and renders null and void all other prior agreements and understandings, written and oral, with respect to the subject matters hereof, provided that this provision
                                                  --------
shall not abrogate any other written agreement between the Parties executed simultaneously with this Agreement. No Party shall be liable or bound to any other Party in any manner by any promises, conditions, representations, warranties, covenants, agreements and understandings, except as specifically set forth herein or therein.

     SECTION 11.03. Waiver. Except as otherwise permitted in this Agreement, the terms or conditions of this Agreement may not be waived unless set forth in a writing signed by the Party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof. The rights and remedies of the Parties are cumulative and not alternative. Except as otherwise provided in this Agreement, neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement, or the documents referred to in this Agreement or therein will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

     SECTION 11.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

     SECTION 11.05. Severability. If any term or provision of this Agreement or the application thereof to either party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

     SECTION 11.06. Counterparts. This Agreement may be executed in one or more counterparts each of which when so executed and delivered shall for all purposes be deemed to be an original but all of which, when taken together, shall constitute one and the same Agreement.

     SECTION 11.07. Headings. The table of contents, captions and headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

     SECTION 11.08. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall create or confer upon any Person (including but not limited to any employees), other than the Parties or their respective successors and permitted assigns, any legal or equitable rights, remedies, obligations, liabilities or claims under or with respect to this Agreement, except as expressly provided herein.

     SECTION 11.09. Interpretation. (a) Unless specifically stated otherwise, references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation." Whenever the context may require, any pronoun shall include the corresponding masculine feminine and neuter forms. Unless the context shall otherwise require or provide, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

     (b) Each Party is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each Party hereby acknowledges that no Party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement or the documents and instruments delivered at the Closing.

     (c) No provision of this Agreement shall be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     SECTION 11.10. Inclusion of Information in Schedules. The inclusion of any information in any Schedule (i) shall not be deemed an admission that any such information is material for purposes of the representation and warranty to which it relates or any other representation and warranty or for any other purpose related to this Agreement or the transactions contemplated hereby, including for purposes of any covenants, closing conditions or any other remedies the Parties may have, and (ii) shall not be used or interpreted in any manner to create a standard of materiality for any such purpose.

     SECTION 11.11. Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement, including any Schedules and Exhibits hereto or thereto, shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced.

     SECTION 11.12. Joint and Several Obligations of Borrowers. Each and every agreement and obligation of Newco or any Borrower under this Agreement, any Note or any other Loan Document shall be the joint and several obligation of each Borrower.

     SECTION 11.13. Effectiveness of Agreement. This Agreement shall become effective at the Closing, provided that this Agreement shall terminate upon the termination of the Investment Agreement pursuant to Section 6.01(a) thereof.
                                                    ---------------

     SECTION 11.14. Reliance on Investment Agreement. The Borrowers recognize and acknowledge that in entering into this Agreement Sprint is relying on each and every representation and warranty made by the Borrowers to Sprint in the Investment Agreement as of the Closing.

     SECTION 11.15. EXCLUSIVE JURISDICTION AND CONSENT TO SERVICE OF PROCESS. THE PARTIES AGREE THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE INSTITUTED IN A FEDERAL COURT SITTING IN DELAWARE OR STATE COURT SITTING IN DELAWARE, WHICH SHALL BE THE EXCLUSIVE VENUE OF ANY SUCH ACTION. EACH PARTY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, AND IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY SUCH COURT (AND THE APPROPRIATE APPELLATE COURTS) IN ANY SUCH ACTION. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION SHALL BE EFFECTIVE AGAINST SUCH PARTY WHEN TRANSMITTED IN ACCORDANCE WITH
SECTION 11.01. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO AFFECT
-------------

THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

              [THE BALANCE OF THIS PAGE LEFT BLANK INTENTIONALLY]

     SECTION 11.16. WAIVER OF JURY TRIAL. THE BORROWERS AND SPRINT HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE), INCLUDING ANY CLAIM, COUNTERCLAIM, CROSS-CLAIM, DEFENSE, OR AFFIRMATIVE DEFENSE, IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

THIS IS THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN THE BORROWERS, AS DEBTORS, AND SPRINT, AS LENDER. THIS CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN THE PARTIES.

Newco:                                   Sprint:    THS
      ------------                              ------------
     Initials                                      Initials

The Company:
             -----------
     Initials

          IN WITNESS WHEREOF, Newco, the Company and Sprint have executed this Agreement as of the date first above written.

                              DOLPHIN, INC.


                              By: /s/ Charles G. Betty
                                 ---------------------------------------
                              Print Name: Charles G. Betty
                                         -------------------------------
                              Title: President & CEO
                                    ------------------------------------

                              EARTHLINK NETWORK, INC.


                              By: /s/ Charles G. Betty
                                 ---------------------------------------
                              Print Name: Charles G. Betty
                                         -------------------------------
                              Title: President & CEO
                                    ------------------------------------

                              SPRINT CORPORATION


                              By: /s/ Theodore H. Schell
                                 ---------------------------------------
                              Print Name: Theodore H. Schell
                                         -------------------------------
                              Title: Vice President - Strategic Planning
                                    ------------------------------------
                                     and Corporate Development

                      SIGNATURE PAGE FOR CREDIT AGREEMENT

                                                                       EXHIBIT A
                                                                       ---------


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT OR AN EXEMPTION FROM REGISTRATION THEREFROM IS AVAILABLE. NEWCO SHALL NOT BE REQUIRED TO ISSUE ANY CERTIFICATES TO ANY PERSON UPON CONVERSION OF THIS NOTE OTHER THAN TO THE HOLDER OF SUCH CONVERTED NOTE UNLESS NEWCO HAS OBTAINED REASONABLE ASSURANCE THAT SUCH TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF, OR IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER, THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS, INCLUDING, IF NECESSARY IN THE REASONABLE JUDGMENT OF NEWCO OR ITS LEGAL COUNSEL, RECEIPT OF AN OPINION TO SUCH EFFECT FROM COUNSEL SATISFACTORY TO NEWCO IN ITS REASONABLE JUDGMENT.


                         THE UNDERSIGNED BORROWERS ACKNOWLEDGE RECEIPT OF A COPY OF THIS PROMISSORY NOTE


                      CONVERTIBLE SENIOR PROMISSORY NOTE
                      ----------------------------------


                                    ____________________, ______________________
                                    (City)                   (State)

$_________________                                              [Borrowing Date]


     FOR VALUE RECEIVED, the undersigned, Dolphin, Inc., a Delaware corporation and EarthLink Network, Inc., a Delaware corporation, jointly and severally as co-makers of this Note, (collectively the "Borrowers"), hereby promise to pay to the order of Sprint Corporation, a Kansas corporation ("Lender"), its successors and assigns (each a "Holder"), at its office designated below or at such other place as the Holder hereof may, from time to time, designate in writing, the following designated principal and interest in the manner set forth below:

     PRINCIPAL: The principal sum of $___________________________________. Such amount constitutes an Advance under the Credit Agreement (as hereinafter defined).

     INTEREST on the principal shall be payable from the date hereof to and including the date of maturity at a rate equal to SIX PERCENT (6 %) per annum; provided, however, such interest rate may be increased as provided in the Credit Agreement under certain circumstances to a floating rate equal to five percent (5%) per annum above the Prime Rate.

     Interest shall be computed on the basis of the actual number of elapsed days and a 360-day year.

     PRINCIPAL AND INTEREST shall be payable as follows:

     PRINCIPAL: Shall be payable five (5) years after the date of this Note.

     INTEREST: Shall be payable quarterly on the fifteenth day of January, April, July and October of each year commencing on the first such day occurring after the date of this Note and upon any prepayment or conversion hereunder until such time as all amounts of principal under this Note are paid in full.

          If any Payment Date for this Note is not a Business Day (as defined in the Credit Agreement), payment shall be made on the next successive Business Day and interest shall be payable thereon at the rate herein specified during such extension.

          Nothing in this Note shall be construed as an express or implied agreement by Lender to forbear in the collection of any amount owing hereunder, or be construed as in any way giving Borrowers the right, express or implied, to fail to make timely payment hereunder.

     PLACE OF PAYMENT: All payments of principal and interest shall be made in lawful currency of the United States of America in immediately available funds to Lender to an account designated by instructions from Lender or at such other place as the Holder hereof may from time to time, designate in writing.

     DEFINITIONS: The following terms shall have the following meanings herein:

     "Credit Agreement" means the Credit Agreement, dated as of ______________, 1998, between Lender and Borrowers.

     Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

     CREDIT AGREEMENT: This Note is issued subject to the provisions of the Credit Agreement and each and every provision of the Credit Agreement is hereby incorporated into this

Note by reference notwithstanding the termination of the Credit Agreement. Each Holder of this Note, by accepting the same, agrees to and shall be bound by such provisions.

     SET-OFF: Lender may exercise its right of set off in accordance with
Article IX of the Credit Agreement.
----------

     CONVERSION: The Conversion Price of this Note is $___________. This Note is subject to the Conversion Rights set forth in the Credit Agreement.

     In the event of conversion of this Note in part only, the unpaid portion of interest accrued on the part of the Note converted shall be prepaid as of the date of such conversion and a New Note evidencing the remaining principal balance of this Note shall be issued in the name of the Holder hereof upon the cancellation hereof.

     PREPAYMENT: This Note is subject to optional and mandatory prepayment, all as provided in the Credit Agreement.

     DEFAULT AND ACCELERATION: Upon the occurrence of an Event of Default, Lender may, at its option, declare the entire unpaid balance of principal of and interest on this Note, as well as the unpaid principal of and interest on any other indebtedness or liability of Borrowers to Lender, immediately due and payable without notice or demand. In addition to Lender's right of set-off as provided above, Lender shall have, upon the occurrence of any Event of Default, and at any time thereafter, the remedies provided for in the Credit Agreement and any other document, agreement or instrument evidencing or otherwise relating to this Note.

     PURPOSE OF LOAN: Borrowers hereby warrant and represent that the proceeds of this loan will be used solely for business purposes of Borrowers and as set forth in the Credit Agreement.

     MISCELLANEOUS TERMS: Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived.

     Unless otherwise agreed, all payments made by Borrowers to Lender in connection with the indebtedness evidenced by this Note shall be applied first toward all amounts owed to Lender for payment of attorneys' fees and costs of collection, if any, next toward payment of accrued interest and finally toward principal. If any Event of Default has occurred and is continuing, any and all sums received from or for the account of Borrowers shall be applied to any Indebtedness of any kind owed by Borrowers to Lender, whether evidenced by this Note or otherwise, in such order as Lender may elect.

     Each Borrower agrees that Lender may, at its option, assign all or a part of, the obligation evidenced hereby to such parties as Lender shall determine in its sole discretion, subject to the provisions of the Credit Agreement.

     No delay or omission on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

     Notwithstanding anything to the contrary herein, the interest rate hereon shall not exceed the maximum rate, if any, permitted by applicable law to be contracted by Borrowers for the purposes set forth herein.

     This Note shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     Borrowers will pay on demand, to the extent permitted by applicable law, all costs of collection, including attorneys fees actually incurred or paid by Lender in enforcing this Note.

     If any provision or clause of this Note shall be held or deemed to be or shall, in fact, be inoperative, invalid or unenforceable as applied in any particular case or in all cases because it conflicts with any provisions of any constitution or statute or rule of public policy, or for any other reason, such determination shall not affect in any way any other provision or clause herein which can be given effect without the inoperative, invalid or unenforceable provision or clause.

     EXCLUSIVE JURISDICTION AND CONSENT TO SERVICE OF PROCESS.  THE PARTIES
     --------------------------------------------------------
AGREE THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE INSTITUTED IN A FEDERAL COURT SITTING IN DELAWARE OR STATE COURT SITTING IN DELAWARE, WHICH SHALL BE THE EXCLUSIVE VENUE OF ANY SUCH ACTION. EACH PARTY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, AND IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY SUCH COURT (AND THE APPROPRIATE APPELLATE COURTS) IN ANY SUCH ACTION. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION SHALL BE EFFECTIVE AGAINST SUCH PARTY WHEN TRANSMITTED IN ACCORDANCE WITH SECTION 11.01. NOTHING CONTAINED HEREIN SHALL BE
                               -------------
DEEMED TO AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.


DOLPHIN, INC.


By_________________________________
Printed Name:______________________
Title______________________________

EARTHLINK NETWORK, INC.


By________________________________
Printed Name:_____________________
Title_____________________________

   [Any additional Borrowers at the Borrowing Date shall also sign the Note]

                                                                       EXHIBIT B
                                                                       ---------


                           AGREEMENT TO ADD BORROWER
                           -------------------------

     THIS AGREEMENT made and entered into this ______ day of ______, _____ by and between ______________, a ______________ ("Subsidiary") and Sprint
Corporation, a Kansas corporation ("Sprint").

     WHEREAS, Sprint, as lender, and Dolphin, Inc. and EarthLink Network, Inc., as borrowers, have entered into a Credit Agreement, dated February __, 1998 (the "Credit Agreement"); and

     WHEREAS, it is anticipated that Subsidiary will become a "Subsidiary" (as that term is defined in the Credit Agreement) of a Borrower under the Credit Agreement; and

     WHEREAS, Subsidiary recognizes and acknowledges that the Credit Agreement, the Investment Agreement and the Ancillary Agreements, including Advances heretofore and hereafter made to the Borrowers under the Credit Agreement, serve to benefit, directly or indirectly, Subsidiary; and

     WHEREAS, the Credit Agreement requires that prior to a Person becoming a Subsidiary, such Person shall enter into this Agreement.

     NOW, THEREFORE, the parties hereto hereby agrees as follows:

     1. All capitalized terms appearing herein and not otherwise defined shall have the meaning attributed to them in the Credit Agreement.

     2. Sprint hereby agrees that upon the Subsidiary becoming a Subsidiary (as defined in the Credit Agreement) of a Borrower, the Subsidiary shall be and become a "Borrower" under the Credit Agreement with all of the rights and obligations of a Borrower thereunder.

     3. In consideration of Sprint's Agreement set forth in paragraph 2 above, Subsidiary hereby agrees to be bound by all of the terms and conditions of the Credit Agreement as a "Borrower" thereunder and hereby joins all other Borrowers therein in making, jointly and severally with each other Borrower, each and every agreement, warranty and representation made therein by the Borrowers thereunder, including, without limitation, the joint and several obligation of the Borrower to pay all Obligations (including those in existence prior to the date hereof) when the same are due, whether at maturity, by acceleration, mandatory prepayment or otherwise.

     4. Subsidiary agrees that at the request of Sprint, it will execute all Convertible Senior Promissory Notes outstanding prior to the date hereof as an additional Borrower, joint obligor and co-maker of each such Note.

     5. The Credit Agreement is not otherwise amended and shall continue in full force and effect.

     IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the day and year first above written.


SPRINT CORPORATION                              ________________________________


By:________________________________             By:_____________________________

                    ("Sprint")                                    ("Subsidiary")


     The undersigned being all of the Borrowers under the above-mentioned Credit Agreement hereby consent and agree to the foregoing Agreement to Add Borrowers.

Dated ___________, ______


DOLPHIN, INC.                       EARTHLINK NETWORK, INC.


By:________________________________             By:_____________________________

                     ("Newco")                                   ("The Company")


[The above is to be agreed to by all other Borrowers that exist at the time the above Agreement is entered into.]

                                                                       EXHIBIT C
                                                                       ---------


                            COMPLIANCE CERTIFICATE
                            ----------------------

     This Compliance Certificate is furnished to Sprint Corporation ("Lender") pursuant to that certain Credit Agreement dated as of ____________, 1998, by and among Lender and Dolphin, Inc. (the "Newco") and EarthLink Network, Inc. (collectively, with those Persons added as a party to the Credit Agreement pursuant to Section 6.02 thereof, the "Borrowers"). Unless otherwise defined
            ------------
herein, the terms used in this Compliance Certificate have the meanings ascribed to thereto in the Credit Agreement.

     THE UNDERSIGNED HEREBY CERTIFIES THAT:

     1.   I am the duly appointed chief financial officer of Newco;

     2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of each of the Borrowers during the accounting period covered by the attached financial statements;

     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

     4. No Business Combination has occurred as of the date of this Certificate;

     5.   The financial statements required by Section 6.01 of the Credit
                                               ------------
Agreement and being furnished to you concurrently with this Certificate are true, correct and complete as of the date and for the periods covered thereby; and

     6. The Attachment hereto sets forth the financial data and computations evidencing Newco's compliance with Section 6.11(e) and (f) and Section 6.16 of
                                   -----------------------     ------------
the Credit Agreement, which data and computations are, to the best of my knowledge, true, correct and complete and have been made in accordance with
Section 6.11(e) and (f) and Section 6.16 of the Credit Agreement.
-----------------------     ------------

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the relevant Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

     The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____________ day of
________________ __________.


_____________________________________
Chief Financial Officer for Newco

                     ATTACHMENT TO COMPLIANCE CERTIFICATE

                 Compliance Calculations for Credit Agreement

                    Calculations as of ___________________

________________________________________________________________________________

INDEBTEDNESS (SECTION 6.16)

     1.    Indebtedness (as defined)   $__________________

     2.    EBITDA (as defined)         $__________________

     3.    4 1/2 times Line 2          $__________________

     4.    Fiscal Year                     Amount
           -----------                     -------

           1998                              $ 75,000,000
           1999                              150,000.000
           2000                              200,000,000
           2001 and beyond                   300,000,000

     5. As listed in Section 6.16 for the Fiscal years indicated, Indebtedness shall not exceed the greater of Line 3 above or the amount indicated in Line 4 above adjacent to the appropriate Fiscal year.

     6.   Newco is in compliance?
          (Circle yes or no)                              Yes / No
                                                          --------

CAPITALIZED LEASE OBLIGATIONS AND OTHER INDEBTEDNESS SECURED BY LIENS (SECTIONS 6.11(e) AND (f))

     1.   Capitalized Lease Obligations (as defined)          $_____________
     2.   Other Indebtedness (as defined) secured by Liens
         (as defined)                                         $_____________


                                   Capitalized                 Other
                                      Lease                 Indebtedness
     3.   Fiscal Year              Obligations            Secured by Liens
                                   -----------            ----------------
            1998                      $ 56,250,000             $30,000,000
            1999                        90,000,000             45,000,000
            2000                        100,000,000            60,000,000
            2001 and beyond             150,000,000            90,000,000

     4.   As set forth in Section 6.11(e) for the Fiscal years indicated,
                          ---------------
          Capitalized Lease Obligations shall not exceed the amount indicated in Line 3 above adjacent to the appropriate Fiscal year.

          Newco is in compliance?
          (Circle yes or no)                            Yes / No
                                                        --------

     5. As set forth in Seciton 6.11(f) for the Fiscal years indicated, other Indebtedness secured by Liens shall not exceed the amount indicated in Line 3 above adjacent to the appropriate Fiscal year.

          Newco is in compliance?
          (Circle yes or no)                            Yes / No
                                                        --------
                                      C-4